Exhibit 99.1

Contact:	Gary Thompson – Media Harrah’s Entertainment, Inc. (702) 407-6529	Jonathan Halkyard – Investors Harrah’s Entertainment, Inc. (702) 407-6080

Harrah’s Entertainment Announces Preliminary Results of Exchange Offers and Tender

Offers for Harrah’s Operating Company Debt Securities

Approximately $5 Billion Bonds, or 57% of Outstanding Principal Amounts, Have Tendered in the Offers

LAS VEGAS - March 19, 2009

Harrah’s Entertainment, Inc. (“HET”) announced today preliminary results to its previously announced private exchange offers (the “Exchange Offers”) to exchange up to $2.8 billion aggregate principal amount of new 10.0% Second-Priority Senior Secured Notes due 2018 (the “New Second Lien Notes”) for outstanding securities listed below (collectively, the “Old Notes”) issued by Harrah’s Operating Company, Inc. (“HOC”) and for the previously announced tender offers (the “HBC Tender Offers”) by Harrah’s BC, Inc. (“HBC”) for Old Notes listed below as having an Acceptance Priority Level of 2 (collectively, the “Priority 2 Notes”) that participate in the Exchange Offers.

CUSIP/ISIN	Old Notes	Acceptance Priority Level
413627AQ3 / US413627AQ32	5.50% Senior Notes due 2010	1
700690AQ3 / US700690AQ34	7.875% Senior Subordinated Notes due 2010	1
413627AH3 / US413627AH33	8.0% Senior Notes due 2011	1
700690AL4 / US700690AL47 700690AK6 / US700690AK63	8.125% Senior Subordinated Notes due 2011	1
413627AN0 / US413627AN01	5.375% Senior Notes due 2013	1
413627AU4 / US413627AU44	5.625% Senior Notes due 2015	2
413627AX8 / US413627AX82	6.5% Senior Notes due 2016	2
413627AW0 / US413627AW00	5.75% Senior Notes due 2017	2
413627 BF6 / US413627BF67	10.75%/11.5% Senior Toggle Notes due 2018	3
413627BE9 / US413627BE92 413627AY6 / US413627AY65 U24658AJ2 / USU24658AJ23	10.75% Senior Notes due 2016	3

As of 5:00 p.m., New York City time, March 18, 2009 (the “Original Early Tender Date”), (i) approximately $4.5 billion principal amount of Old Notes had been validly tendered and not withdrawn for exchange for New Second Lien Notes and (ii) approximately $416 million principal amount of Old Notes listed below as having an Acceptance Priority Level of 2 had been validly tendered and not withdrawn in connection with the HBC Tender Offers.

HET also announced today that the Withdrawal Deadline and Early Tender Date for the Exchange Offers by HOC for and relating to its Old Notes have each been extended. In addition, HET announced the extension of the Withdrawal Deadline and Early Tender Date for the previously announced HBC Tender Offers by HBC for the Priority 2 Notes that participate in the Exchange Offers. HET also announced that the Withdrawal Deadline and Early Tender Date for the previously announced cash tender offers (the “Retail Tender Offers”) by HOC to all holders of Old Notes that are not eligible to participate in the Exchange Offers have each been extended. In each case, the Withdrawal Deadline has been extended to 5:00 p.m., New York City time, on March 23, 2009, and the Early Tender Date has been extended to 5:00 p.m., New York City time, on March 25, 2009, unless any of them are further extended.

Except for the extensions of the Withdrawal Deadline and the Early Tender Date for each of the Exchange Offers, HBC Tender Offers and Retail Tender Offers, all of the conditions set forth in (i) the offering memorandum and consent solicitation statement, dated March 5, 2009 and the related supplement dated March 17, 2009 for the Exchange Offers, HBC Tender Offers and consent solicitations (the “Consent Solicitations”) for and relating to the Old Notes (the “Offering Documents”) and (ii) the offer to purchase dated March 5, 2009 and the related supplement dated March 17, 2009 for the Retail Tender Offers (the “Retail Offering Documents”) remain unchanged.

The Exchange Offers and HBC Tender Offers are not conditioned on a minimum principal amount of Old Notes being tendered or the issuance of a minimum principal amount of New Second Lien Notes. However, the Exchange Offers and the HBC Tender Offers are subject to certain other terms and conditions, as more fully described in the Offering Documents and Consent and related Letter of Transmittal (collectively, the “Offer Materials”). The Retail Tender Offers are subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal (the “Retail Offer Materials”). In addition, HOC has the right to terminate or withdraw any of the Exchange Offers, HBC Tender Offers and Retail Tender Offers at any time and for any reason, including if any of the conditions described in the Offering Documents or Retail Offering Documents, as applicable, are not satisfied.

The Exchange Offers and the HBC Tender Offers are being made only to qualified institutional buyers and accredited investors and to certain non-U.S. investors located outside the United States. The Offer Materials and the other documents relating to the Exchange Offers, Consent Solicitations and the HBC Tender Offers will only be distributed to holders who complete and return a letter of eligibility confirming that they are within the category of eligible investors for the Exchange Offers and the HBC Tender Offers. The Retail Offer Materials and the other documents relating to the Retail Cash Tender Offers will only be distributed to holders who complete and return a letter of eligibility confirming that they are within the category of eligible investors for the Retail Cash Tender Offers. Noteholders who desire a copy of either eligibility letter should contact Global Bondholder Service Corporation, the information agent for the offers, at (866) 736-2200 (Toll-Free) or (212) 925-1630 (Collect).

Second Lien Notes Tender Offer

HET has been informed that Hamlet Tender, LLC and Hamlet FW LLC, together with one or more additional investment vehicles formed or to be formed by affiliates of Apollo Global

Management, LLC, TPG Capital, L.P. and certain other co-investors (collectively, the “Investors”) have increased their cash tender offer (the “Second Lien Tender Offers”) for HOC’s 10% Second-Priority Senior Secured Notes due 2015 and 10% Second-Priority Senior Secured Notes due 2018 to $350 million from $250 million.

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The Exchange Offers, Consent Solicitations, the HBC Tender Offers and the Retail Tender Offers are being made solely pursuant to the Offer Materials and the Retail Offer Materials, as applicable, which set forth the complete terms of the exchange offers, the tender offers and the consent solicitations. Under no circumstances shall this press release constitute an offer to purchase or the solicitation of an offer to sell the Old Notes or any other securities of HOC or HET. It also is not a solicitation of consents to the proposed amendments to the indentures. No recommendation is made as to whether holders of the securities should tender their securities or give their consent.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale of any securities in any jurisdiction in which such offering, solicitation or sale would be unlawful.

About Harrah’s Entertainment

Harrah’s Entertainment, Inc. is the world’s largest provider of branded casino entertainment. Since its beginning in Reno, Nevada, more than 70 years ago, Harrah’s has grown through development of new properties, expansions and acquisitions, and now operates casinos on four continents. The company’s properties operate primarily under the Harrah’s®, Caesars® and Horseshoe® brand names; Harrah’s also owns the London Clubs International family of casinos and the World Series of Poker®. Harrah’s Entertainment is focused on building loyalty and value with its customers through a unique combination of great service, excellent products, unsurpassed distribution, operational excellence and technology leadership. For more information, please visit www.harrahs.com.

This release includes “forward-looking statements.” You can identify these statements by the fact that they do not relate strictly to historical or current facts. These statements contain words such as “may,” “will,” “project,” “might,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “continue” or “pursue,” or the negative or other variations thereof or comparable terminology. In particular, they include statements relating to, among other things, future actions, new projects, strategies, future performance, the outcomes of contingencies and future financial results of Harrah’s. These forward-looking statements are based on current expectations and projections about future events.

Investors are cautioned that forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that cannot be predicted or quantified and, consequently, the actual performance of Harrah’s may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors, as well as other factors described from time to time in our reports filed with the Securities and Exchange Commission (including the sections entitled “Risk

Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein): the impact of the company’s significant indebtedness; the effects of local and national economic, credit and capital market conditions on the economy in general, and on the gaming and hotel industries in particular; construction factors, including delays, increased costs for labor and materials, availability of labor and materials, zoning issues, environmental restrictions, soil and water conditions, weather and other hazards, site access matters and building permit issues; the effects of environmental and structural building conditions relating to our properties; access to available and reasonable financing on a timely basis; the ability to timely and cost effectively integrate acquisition into our operations; changes in laws, including increased tax rates, smoking bans, regulations or accounting standards, third-party relations and approvals, and decisions of courts, regulators and governmental bodies; litigation outcomes and judicial actions, including gaming legislative action, referenda and taxation; the ability of our customer-tracking, customer loyalty and yield-management programs to continue to increase customer loyalty and same store sales or hotel sales; our ability to recoup costs of capital investments through higher revenues; acts of war or terrorist incidents or natural disasters; abnormal gaming holds; the potential difficulties in employee retention as a result of the sale of the company to affiliates of TPG Capital and Apollo Management; and the effects of competition, including locations of competitors and operating and market competition.

Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. Harrah’s disclaims any obligation to update the forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date stated, or if no date is stated, as of the date of this press release.